EXHIBIT 99.1

PharmChem Announces Delisting Waiver; Loss Of Customer

HALTOM CITY, Texas, Oct. 16, 2003 (PRIMEZONE) -- PharmChem, Inc. (Nasdaq:PCHMC) announced it has received a waiver until January 2004 of the Nasdaq $1.00 minimum bid price requirement. The waiver was granted as a result of a resolution adopted by the Board of Directors whereby the stockholders of the Company will be asked to consider a reverse stock split at a special stockholder meeting. Pursuant to the waiver, the Company must evidence a closing bid price of at least $1.00 per share on or before January 14, 2004 and, immediately thereafter, a closing bid price of at least $1.00 per share for a minimum of ten consecutive trading days. In order to comply with the terms of the waiver, the Company must also be able to demonstrate compliance with all other requirements for continued listing on The Nasdaq SmallCap Market.

During this waiver period, the Company's stock will trade under the symbol PCHMC, effective today.

While the Company believes that it can satisfy these conditions, there can be no assurance that it will do so. If at some future date the Company's securities should cease to be listed on The Nasdaq SmallCap Market, they may continue to be listed in the OTC Bulletin Board.

PharmChem, Inc. also announced that the Administrative Office of U.S. Courts ("AOUSC") has awarded its drug-testing program to three other laboratories. Heretofore, the Company had performed nearly all of the drug testing for AOUSC and has done so for nearly 15 years.

The current contract between AOUSC and the Company originally expired late last year after running for five years. During this time, the AOUSC requested and the Company granted several extensions of the term of the existing contract, the last of which ends on November 30, 2003. However, the Company continues to perform drug testing for AOUSC on a national basis and it is unclear when the transition will commence.

The Company believes that it has grounds to protest the award and intends to study its options and file a protest if warranted. If the protest is not successful, the loss of this customer will result in a significant adverse effect on its operations and will require the Company to engage in significant cost reduction measures, including significant layoffs.

During the first nine months of 2003, sales to AOUSC comprised nearly $5.8 million or 28% of the Company's sales. It is unlikely the Company will be able to replace this business in the near future.

PharmChem is a leading independent laboratory providing integrated drug testing services on a national basis to corporate and governmental clients seeking to detect and deter the use of illegal drugs. PharmChem operates a certified forensic drug-testing laboratory in Haltom City, Texas.

CONTACT:  PharmChem, Inc.
          Joe Halligan, President and CEO
          (817) 605-6601

          David Lattanzio, Vice President and CFO
          (817) 605-6602